FILED PURSUANT TO RULE 424(b)(5)
Registration No. 333-73616
PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED DECEMBER 19, 2001

1,838,945 shares

Common Stock

        Our common stock is listed on The Nasdaq National Market under the symbol “HAND”. The last reported sale price of our common stock on December 18, 2001, was $6.12 per share.

      We are offering 1,838,945 shares of our common stock directly to QUALCOMM Incorporated. The negotiated purchase price for these shares of common stock will be $5.4379 per share, for an aggregate of $10.0 million. We are not paying any underwriting discounts or commissions in this transaction. We expect this transaction to close, and the shares to be issued, on or about December 24, 2001.

      Concurrently with the sale of the shares in this offering, Credit Suisse First Boston Corporation has agreed to purchase 7,000,000 shares of our common stock for sale to the public at a price of $5.50 per share in an underwritten transaction. The underwriter also has an option to purchase a maximum of 1,050,000 additional shares to cover over-allotments of shares.

      Investing in our common stock involves risks. See “Risk Factors” on page S-5.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 19, 2001.

ABOUT THIS PROSPECTUS SUPPLEMENT
PROSPECTUS SUPPLEMENT SUMMARY
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
DIVIDEND POLICY
DILUTION
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE
ABOUT THIS PROSPECTUS
PROSPECTUS SUMMARY
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
RISK FACTORS
USE OF PROCEEDS
DIVIDEND POLICY
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
PLAN OF DISTRIBUTION
DESCRIPTION OF SECURITIES TO BE REGISTERED
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
DOCUMENTS INCORPORATED BY REFERENCE

PROSPECTUS SUPPLEMENT

PROSPECTUS

      You should rely only on the information contained or incorporated by reference in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

ABOUT THIS PROSPECTUS SUPPLEMENT

      This document is in two parts, a prospectus supplement and a base prospectus, both of which are part of a registration statement that we filed with the SEC using a shelf registration process. In the first part, the prospectus supplement, we provide you with specific information about the shares of our common stock that we are selling in this offering. In the second part, the base prospectus, we provide you with a general description of the debt securities, shares of preferred stock, shares of common stock and warrants that we may offer from time to time under our shelf registration statement, up to an aggregate amount of $75,000,000, of which this offering is a part. Both this prospectus supplement and the prospectus include important information about us, our common stock being offered and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as additional information described under “Documents Incorporated by Reference” on page S-19 before investing in our shares of common stock.

      Handspring, the Handspring logo, Blazer, Springboard, Treo and Visor are our trademarks. Palm and Palm OS operating system are trademarks of Palm, Inc. All other trademarks or trade names appearing elsewhere in this prospectus supplement and the accompanying prospectus are the property of their respective owners.

PROSPECTUS SUPPLEMENT SUMMARY

      This section contains a general summary of the information contained in this prospectus supplement. It may not include all of the information that is important to you. You should read the entire prospectus supplement and accompanying prospectus and the documents incorporated by reference before making an investment decision.

Handspring, Inc.

      We are a leading provider of handheld computers. Our first major product, the Visor Deluxe, shipped in October 1999 and since that time we have shipped over two million units worldwide. Today we offer a full product family of Visor handheld computers for a broad range of markets and consumers.

      The Visor handheld computer is an electronic organizer that is enhanced by an open expansion slot, which we refer to as our Springboard platform, which provides a simple and easy method for adding hardware and software applications. Today, there are over 60 Springboard modules commercially available, including: communication applications, such as a mobile telephone and a 802.11b wireless modem; productivity tools, such as expanded memory and powerful financial and graphing calculators; consumer applications, such as a MP3 player, a digital camera and a global positioning system receiver; and content, such as books and games.

      We believe that integrated wireless devices are the future of handheld computing and recognize that continued innovation in this area is critical to our future success. The challenge will be to combine software, hardware and communications functionality in compelling products that both meet the needs of wireless carriers and offer a superior experience to end user customers. In October 2001, we announced the Treo family of communicators that combine a GSM mobile phone, wireless email, messaging, Web browsing, and a Palm OS organizer. Our Treo communicators will include the Blazer Web browser, which we acquired as part of our acquisition of BlueLark Systems in February 2001. We expect to begin shipping our new Treo communicator products in early 2002. We plan to continue to invest in the development of the Treo family of communicators for both the consumer and enterprise markets.

      The address of our principal executive offices is 189 Bernardo Avenue, Mountain View, California 94043. Our telephone number at that location is (650) 230-5000. Our Web site address is handspring.com. The information on our Web site is not part of this prospectus supplement.

The Offering

Common stock offered by us in this offering	1,838,945 shares

Common stock offered by us in the concurrent offering	7,000,000 shares

Common stock outstanding after the offerings	141,502,210 shares

Use of proceeds	We intend to use the net proceeds of this offering for general corporate purposes, which may include capital expenditures and investments. We may also use a portion of the net proceeds to fund acquisitions of complementary businesses, products or technologies or to make strategic investments.

Nasdaq National Market symbol	HAND

      The number of shares of our common stock to be outstanding after this offering is based on 132,663,265 shares outstanding as of December 18, 2001. That number of shares, however, does not include:

•	shares of our common stock subject to outstanding options and shares reserved for issuance under our stock option and stock purchase plans; and

•	shares that the underwriters may purchase from us in the concurrent offering if they exercise their over-allotment option.

Concurrent Offering

      Concurrently with the sale of the shares in this offering, Credit Suisse First Boston Corporation has agreed to purchase 7,000,000 shares of our common stock for sale to the public at a price of $5.50 per share in an underwritten transaction. The underwriter also has an option to purchase a maximum of 1,050,000 additional shares to cover over-allotments of shares. In this prospectus supplement, we refer to the offering of the 1,838,945 shares hereby as the “non-underwritten offering,” and to the offering of shares of common stock in the underwritten transaction as the “concurrent offering” and to the non-underwritten offering and the concurrent offering together as the “offerings.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus supplement and the accompanying prospectus include or incorporate by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend” and “expect” and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Forward-looking statements include those relating to our ability to sustain our track record of continuous product innovation; the features and capabilities of our Treo communicator product, which is not yet commercially available; and the potential of our Treo communicator product and future Handspring communicator products. Actual results may differ materially due to a number of factors including, among others: future economic and market conditions; our ability to find investors and to obtain financing on prices and terms acceptable to us; market acceptance of our new Treo communicator product and future communicator products; whether developers will design and market new Springboard modules given their need for a very large base of Visor users and the distribution channels to reach them; the timing of the build-out of advanced wireless networks and the degree to which wireless carriers will facilitate the successful introduction of our wireless products; and the rapid pace of technological change and competitive developments in the handheld computer and wireless communications industries. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in the section entitled “Risk Factors” on page S-5 below and in the documents that we incorporate by reference into this prospectus supplement and the accompanying prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth in this prospectus supplement or the accompanying prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus supplement or the accompanying prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

RISK FACTORS

      This offering involves a high degree of risk. In addition to the other information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, the following risk factors should be considered carefully in evaluating Handspring and its business before purchasing any of the common stock offered hereby.

Fluctuations in our quarterly revenues and operating results might lead to reduced prices for our stock.

      Given our lack of operating history, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. In some future periods, our results of operations could be below the expectations of investors and public market analysts. In this event, the price of our common stock would likely decline. Factors that are likely to cause our results to fluctuate include the following:

•	uncertain economic conditions and declining consumer confidence;

•	increased competition from new devices such as those from Compaq, Kyocera, Nokia, Palm, Samsung and Sony;

•	further price reductions by Palm or other competitors on their older devices that could cause reduced sales of Handspring Visor products;

•	charges due to excess inventory, balances or commitments, such as the charge we took for excess inventory in the fourth quarter of fiscal year 2001;

•	unforeseen delays or difficulties in introducing and achieving volume production of new products, such as our Treo communicator line of products;

•	market acceptance of existing and future versions of our products;

•	the seasonality of our product sales;

•	difficulties in developing and marketing our Treo communicator line of products for the wireless voice and data markets;

•	changes in the price of products that both we and our competitors offer;

•	fluctuations in manufacturing costs; and

•	changes in the mix of products that we offer.

We face seasonality in our sales, which could cause our quarterly operating results to fluctuate.

      Seasonal variations in our sales may lead to fluctuations in our quarterly operating results. We have experienced seasonality in the sales of our products with increased demand typically occurring in our second fiscal quarter. This increase in demand is due in part to increased consumer spending on electronic devices during the holiday season, in particular during the last few weeks of December. In addition, demand for our products may decline after the holiday season, particularly during the summer months because of typical decreased consumer spending patterns during this period.

If we are not successful in the development and introduction of Treo and other new wireless communicator products and related services, demand for our products could decrease.

      We depend on our ability to develop new or enhanced products and services that achieve rapid and broad market acceptance. We may fail to identify new product and service opportunities successfully or to develop and bring to market new products and services in a timely manner. In addition, our product and service innovations may not achieve the market penetration or price stability necessary for profitability. If we are unsuccessful at developing and introducing new products and services that are appealing to customers, our business and operating results would be negatively impacted.

      As the use of handheld computers and wireless communication devices continues to evolve, we plan to continue to develop products and services that complement our existing ones and products and services in new areas where we see technology trends moving. For example, in October 2001, we announced our new Treo family of wireless communicators. We expect to begin shipping the new Treo communicator products in early 2002. This development effort focuses on new wireless technologies, as opposed to more traditional handheld electronic organizers where we have more extensive engineering and marketing experience. To date, our only wireless product offering has been our VisorPhone, which did not achieve significant commercial success. In addition, we face uncertainties as we evolve our business model to achieve expertise in wireless technologies and volume production of new kinds of products. If we fail to successfully develop and commercialize Treo and other innovative wireless products and services, our business would be harmed.

We depend on wireless carriers for the success of our Treo communicator products.

      Our evolution as a provider of wireless communicators will increase our reliance on wireless service providers. The success of our Treo communicators depends on our ability to establish appropriate relationships, and build on our existing relationships, with wireless carriers on reasonable terms. Their willingness to provide attractive rate plans and pricing for Treo communicators, as well as the quality and coverage area of the voice and data services they offer, will be important elements in the initial consumer acceptance of our Treo communicators. Also, we will rely on wireless carriers to test Treo on their networks, facilitate the introduction of Treo and promote Treo after it becomes commercially available. Our initial Treo communicators include a GSM mobile phone. We will also rely on wireless carriers to build out advanced wireless networks in a timely manner. Advanced wireless networks such as General Packet Radio Services, or GPRS, also known as 2.5G, are expected to enhance the user experience for email and other services through higher speed and “always on” functionality. We are developing software to upgrade Treo communicators to provide GPRS compatibility. We must complete that development successfully to enable Treo communicators to fully exploit the benefits of GPRS networks.

Our Treo wireless communicator products present many significant risks and uncertainties, many of which are beyond our control.

      The expansion of our business beyond traditional handheld computers to our Treo wireless communicator products presents many significant risks and uncertainties, many of which are beyond our control. Factors that could affect the success of Treo include:

•	The extent of consumer acceptance of this new product category, which combines multiple functions in a pocket sized device;

•	Our dependence on third parties to supply components, such as Wavecom, which supplies wireless technology components, and to manufacture our Treo products in sufficient volumes on a timely basis;

•	The availability of the monochrome display version of Treo and color display version within the timeframes previously announced;

•	Our ability to forecast demand accurately;

•	The type of distribution channels through which Treo will be available; and

•	The end user price of Treo.

We have a history of losses, we expect losses to continue and we might not achieve or maintain profitability.

      Our accumulated deficit as of September 29, 2001 was approximately $227.4 million. We had net losses of approximately $32.7 million during the first quarter of fiscal 2002 and $16.4 million during the same quarter of the previous fiscal year. We also expect to continue to incur substantial non-cash costs relating to the amortization of deferred compensation and intangibles, which will contribute to our net losses. As of September 29, 2001, we had a total of $23.4 million of deferred compensation and intangibles to be amortized. Even if we ultimately do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis. If our revenue grows more slowly than we anticipate, or if our operating expenses exceed our expectations and cannot be adjusted accordingly, our business will be harmed.

We depend heavily on our license from Palm and its focus on its licensing business. Our failure to maintain this license or a change in Palm’s business focus could seriously harm our business.

      Our license of the Palm OS operating system is critical to our Visor handheld computers and our Treo communicator line of products. If the license is not maintained or if Palm changes its business focus, it could seriously harm our business. This could happen in several ways. First, we could breach the license agreement, in which case Palm would be entitled to terminate the license. Second, if Palm were to be acquired, the new licensor may not be as strategically aligned with us as Palm. Third, Palm has announced that it is separating its software business into a new division, which may be spun off as a separate entity. It is unclear how that restructuring will affect us. Moreover, we are dependent on Palm to continuously upgrade the Palm OS to operate on faster processors and otherwise remain competitive with other handheld operating systems.

      The Palm OS operating system license agreement was renewed in April 2001 and extends until April 2009. Upon expiration or termination of the license agreement, other than due to our breach, we may choose to keep the license granted under the agreement for two years following its expiration or termination. However, the license during this two-year period is limited and does not entitle us to upgrades to the Palm OS operating system. In addition, there are limitations on our ability to assign the Palm license agreement to a third-party. The existence of these license termination provisions and limitations on assignment may have an anti-takeover effect in that it could discourage third parties from seeking to acquire us.

      While we are not contractually precluded from licensing or developing an alternative operating system, doing so could be less desirable and could be costly in terms of cash and other resources.

The development of new products and services could take a long time, be costly and require high levels of innovation.

      If we fail to anticipate our end users’ needs and technological trends accurately or are otherwise unable to complete the development of products and services in a timely fashion, we will be unable to introduce new products and services into the market, which will affect our ability to successfully compete. We cannot guarantee that we will be able to introduce new products on a timely or cost-effective basis or that customer demand will meet our expectations.

Our efforts to reduce our expenses following the recent adverse changes in the handheld computer market may not be successful.

      Beginning in the fourth quarter of fiscal year 2001, we saw significant adverse changes in the handheld market that caused our revenue to decline by 51% from our third fiscal quarter and our gross margins to decline substantially. In the first and second quarters of fiscal year 2002, we implemented a cost reduction program to lower overall costs and expenses. Cost reduction measures included decreasing our work force by approximately 14%, changing some positions from full to part time status, canceling certain projects, reducing marketing activities, deciding to substantially shut down the company during

Christmas week, changing our business model in some international markets and altering our technical support and repair strategies.

      In the event that we are not able to achieve the planned expense reductions, our operating results and ability to operate the business could be adversely impacted. It is possible that a worsening economy, new competitive developments, or changes in our business may require additional cost reduction activities in the future that in turn may affect our operations and limit our future product development opportunities.

Our business could be harmed by lawsuits that have been filed, or may in the future be filed, against Palm involving the Palm OS operating system.

      Suits against Palm involving the Palm OS operating system, which we license from Palm, could adversely affect us. Palm is a defendant in several intellectual property lawsuits involving the Palm OS operating system. Although we are not a party to these cases and we are indemnified by Palm for damages arising from lawsuits of this type, we could still be adversely affected by a determination adverse to Palm as a result of market uncertainty or product changes that could arise from such a determination.

We are highly dependent on retailers and distributors to sell our products and disruptions in these channels and other effects of selling through retailers and distributors would harm our ability to sell our products.

      We sell our products through numerous retailers and distributors as well as online through our handspring.com Web site and e-commerce partners. Currently, our three largest retail partners are Best Buy, Staples and Wynit (which distributes to CompUSA). We also sell in international markets and offer our products through distributors in Asia Pacific, Canada, Europe and the Middle East. Disruptions to these channels would adversely affect our ability to generate revenues from the sale of our products.

      As the global information technology market weakens, the likelihood of the erosion of the financial condition of these distributors and retailers increases, which could cause a disruption in distribution as well as a loss of any of our outstanding accounts receivable.

      We are subject to many risks relating to the distribution of our products by retailers and distributors, including the following:

•	product returns from retailers and distributors could increase as a result of our strategic interest in assisting retailers and distributors in maintaining appropriate inventory levels;

•	retailers and distributors may not maintain inventory levels sufficient to meet customer demand;

•	retailers and distributors may emphasize our competitors’ products or decline to carry our products;

•	conflicts may develop between the retail and distribution channels and direct sales of our products through our handspring.com Web site and by our e-commerce partners; and

•	if we reduce the prices of our products, as we have in the past, in order to maintain good business relations, we may compensate retailers and distributors for the difference between the higher price they paid to buy their inventory and the new lower prices.

A portion of our revenue has been derived from sales on our web site and system failures or delays have in the past and might in the future harm our business.

      A portion of our revenue is generated through our Web site. As a result, we must maintain our computer systems in good operating order and protect them against damage from fire, water, power loss, telecommunications failures, computer viruses, vandalism and other malicious acts and similar unexpected adverse events. Our servers currently are co-located with Exodus Communications, which filed for Chapter 11 bankruptcy protection due to its financial difficulties. Any disruption in the co-location services provided by Exodus or its failure to handle current or higher volumes of use could have a material adverse effect on our business. Despite precautions we have taken and improvements we have made, unanticipated problems affecting our systems have in the past and could in the future cause temporary interruptions or delays in the services we provide. Sustained or repeated system failures or delays would affect our reputation, which would harm our business. While we carry business interruption insurance, it might not be sufficient to cover any serious or prolonged emergencies.

Business interruptions could adversely affect our business.

      Our facilities, information systems and general business operations, and those of our partners and customers, are vulnerable to interruption by fire, earthquake, power loss, telecommunications failure, terrorist attacks, wars and other events beyond our control. The business interruption insurance we carry may not be sufficient to compensate us fully for losses or damages that may occur as a result of such events. Any such losses or damages incurred by us could have a material adverse effect on our business

Our production could be seriously harmed if we experience component shortages or if our suppliers are not able to meet our demand and alternative sources are not available.

      Our products contain components, including liquid crystal displays, touch panels, connectors, memory chips and microprocessors, that are procured from a variety of suppliers. We rely on our suppliers to deliver necessary components to our contract manufacturers in a timely manner based on forecasts that we provide. At various times, some of the key components for handheld computers have been in short supply due to high industry demand. Shortages of components would harm our ability to deliver our products on a timely basis.

      Some components, such as power supply integrated circuits, microprocessors and certain discrete components, come from sole or single source suppliers. In addition, Wavecom is the sole supplier of certain wireless technology components for our Treo line of products. Alternative sources are not currently available for these sole and single source components. If suppliers are unable to meet our demand for sole source components and if we are unable to obtain an alternative source or if the price for an alternative source is prohibitive, we might not be able to maintain timely and cost-effective production of our products.

If we are unable to compete effectively with existing or new competitors, our resulting loss of competitive position could result in price reductions, fewer customer orders, reduced margins and loss of market share.

      The markets for handheld computing and wireless communication products are highly competitive and we expect competition to increase. Some of our competitors or potential competitors have significantly greater financial, technical and marketing resources than we do. These competitors may be able to respond more rapidly than we can to new or emerging technologies or changes in customer requirements. They may also devote greater resources to the development, promotion and sale of their products than we do.

      Our products compete with a variety of handheld devices, including keyboard-based devices, sub-notebook computers, smart phones and two-way pagers. Our principal competitors, and possible new competitors, include:

•	Palm, from whom we license our operating system;

•	licensees of Microsoft’s PocketPC operating system for handheld devices such as Casio, Compaq and Hewlett-Packard;

•	other Palm OS operating system licensees, including Acer, Handera, Sony and Symbol;

•	particularly with respect to our Treo communicator line of products, smart phone manufacturers such as Ericsson, Kyocera, Motorola, Nokia and Samsung;

•	Research In Motion Limited, or RIM, a leading provider of wireless email, instant messaging and Internet connectivity;

•	licensees of Symbian EPOCH operating systems for wireless communication devices such as Ericsson and Nokia; and

•	Danger, a provider of integrated wireless products and services.

      We expect our competitors to continue to improve the performance of their current products and to introduce new products, services and technologies. Successful new product introductions or enhancements by our competitors could reduce the sales and market acceptance of our products, cause intense price competition and result in reduced gross margins and loss of market share. We cannot be sure that we will have sufficient resources or that we will be able to make the technological advances necessary to be competitive.

If we fail to keep up with rapid technological change and evolving industry standards, our products could become less competitive or obsolete.

      The market for our products is characterized by rapidly changing technology, evolving industry standards, changes in customer needs, intense competition and frequent new product introductions. If we fail to modify or improve our products in response to changes in technology or industry standards, our products could rapidly become less competitive or obsolete. Our future success will depend, in part, on our ability to:

•	use leading technologies effectively;

•	continue to develop our technical expertise;

•	enhance our current products and develop new products that meet changing customer needs;

•	time new product introductions in a way that minimizes the impact of customers delaying purchases of existing products in anticipation of new product releases;

•	adjust the prices of our existing products to increase customer demand; and

•	influence and respond to emerging industry standards and other technological changes.

      We must respond to changing technology and industry standards in a timely and cost-effective manner. We may not be successful in effectively using new technologies, developing new products such as the Treo family of wireless communicators, or enhancing our existing products on a timely basis. These new technologies or enhancements may not achieve market acceptance. Our pursuit of necessary technology may require substantial time and expense. We may need to license new technologies to respond to technological change. These licenses may not be available to us on terms that we can accept. Finally, we may not succeed in adapting our products to new technologies as they emerge.

If we fail to accurately anticipate demand for our products, we may have costly excess production or not be able to secure sufficient quantities or cost-effective production of our handheld computers.

      The demand for our products depends on many factors and is difficult to forecast, particularly given that we have multiple products, intense competition and a difficult economic environment. Significant unanticipated fluctuations in demand could cause problems in our operations.

      If demand does not develop as expected, we could have excess production resulting in excess finished products and components and may be required to incur excess and obsolete inventory charges. We have limited capability to reduce manufacturing capacity once a purchase order has been placed and in some circumstances incur cancellation charges or other liabilities to our manufacturing partners if we cancel or reschedule purchase orders. Moreover, if we reduce manufacturing capacity, we would incur higher per unit costs based on smaller volume purchases.

      We experienced significant excess capacity for the first time in the fourth quarter of fiscal 2001 when the slowing global economy, aggressive price reductions by Palm and increased competition resulted in our sales falling substantially below our forecasts. As a result, our inventory balances and inventory commitments were higher than our forecasted future sales, causing us to take a charge of $26.8 million for excess inventory and related costs during the fourth quarter of fiscal 2001.

      If demand exceeds our expectations, we will need to rapidly increase production at our third-party manufacturers. Our suppliers will also need to provide additional volumes of components, which may not be possible within our timeframes. Even if our third-party manufacturers are able to obtain enough components, they might not be able to produce enough of our products as fast as we need them. The inability of either our manufacturers or our suppliers to increase production rapidly enough could cause us to fail to meet customer demand. In addition, rapid increases in production levels to meet unanticipated demand could result in higher costs for manufacturing and supply of components and other expenses. These higher costs would lower our profit margins.

If any of our manufacturing partners fail to produce quality products on time and in sufficient quantities, our reputation and results of operations would suffer.

      We depend on third-party manufacturers to produce sufficient volume of our handheld devices, modules and accessories in a timely fashion and at satisfactory quality levels. The cost, quality and availability of third-party manufacturing operations are essential to the successful production and sale of our products. We currently have manufacturing agreements with Flextronics and Solectron under which we order products on a purchase order basis in accordance with a forecast. The absence of dedicated capacity under our manufacturing agreements means that, with little or no notice, our manufacturers could refuse to continue to manufacture all or some of the units of our devices that we require or change the terms under which they manufacture our devices. If they were to stop manufacturing our devices, it could take from three to six months to secure alternative manufacturing capacity and our results of operations could be harmed. In addition, if our manufacturers were to change the terms under which they manufacture for us, our manufacturing costs could increase and our results of operations could suffer.

      Our reliance on third-party manufacturers exposes us to risks outside our control, including the following:

•	unexpected increases in manufacturing and repair costs;

•	interruptions in shipments if one of our manufacturers is unable to complete production;

•	inability to control quality of finished products;

•	inability to control delivery schedules;

•	unpredictability of manufacturing yields; and

•	potential lack of adequate capacity to fill all or a part of the services we require.

We rely on third parties for order fulfillment, repair services and technical support. Our reputation and results of operations could be harmed by our inability to control their operations.

      We rely on third parties to package and ship customer orders, repair units and provide technical support. If our order fulfillment services, repair services or technical support services are interrupted or experience quality problems, our ability to meet customer demands would be harmed, causing a loss of revenue and harm to our reputation. Although we have the ability to add new service providers or replace existing ones, transition difficulties and lead times involved in developing additional or new third-party relationships could cause interruptions in services and harm our business.

Our failure to develop brand recognition could limit or reduce the demand for our products.

      We believe that continuing to strengthen our brand is critical to increasing demand for and achieving widespread acceptance of our products. Some of our competitors and potential competitors have better name recognition and more powerful brands, particularly those competitors in the wireless communications industry. Promoting and positioning our brand will depend largely on the success of our marketing efforts and our ability to produce well received new products. However, currently we have only limited marketing resources given our focus on reducing our overall costs while increasing research and development expenditures for new wireless communication products. Moreover, brand promotion activities may not yield increased revenues or customer loyalty and, even if they do, any increased revenues may not offset the expenses we incur in building and maintaining our brand.

Our reputation could be harmed if the Springboard modules developed by third parties are defective.

      Because we offer an open development environment, third-party developers are free to design, market and sell modules for our Springboard slot without our consent, endorsement or certification. Nevertheless our reputation is tied to the Springboard modules designed for our Visor handheld computers. If modules sold by third parties are defective or are of poor quality, our reputation could be harmed and the demand for our Visor handheld computers and modules could decline.

Our products may contain errors or defects that could result in the rejection of our products and damage to our reputation, as well as lost revenues, diverted development resources and increased service costs and warranty claims.

      Our products are complex and must meet stringent user requirements. We must develop our products quickly to keep pace with the rapidly changing handheld computing and communications markets. Products as sophisticated as ours are likely to contain detected and undetected errors or defects, especially when first introduced or when new models or versions are released. For example, any such undetected errors or defects in our Treo communicator line of products, which we expect to ship in early 2002, could adversely impact market acceptance of this product line, which would hurt our business. In the future, we may experience delays in releasing new products as problems are corrected. From time to time, we have become aware of problems with components and other defects. Errors or defects in our products that are significant, or are perceived to be significant, could result in the rejection of our products, damage to our reputation, lost revenues, diverted development resources and increased customer service and support costs and warranty claims. In addition, we warrant that our hardware will be free of defects for one year after the date of purchase. Delays, costs and damage to our reputation due to product defects could harm our business.

Our products also could be affected by viruses and security risks.

      There have been computer viruses and security risks impacting handheld device operating systems and wireless networks. It is possible that these viruses and security risks may become more prevalent, particularly as handheld computers and communication devices are more commonly used for wireless applications that facilitate the sharing of files and other information. Such viruses and security risks, and their attendant publicity, may adversely impact sales of our products.

If we lose our key personnel, we may not be able to manage our business successfully.

      Our future success depends to a significant extent on the continued service of our key technical, sales and senior management personnel and their ability to execute our growth strategy. In particular, we rely on Jeffrey C. Hawkins, our Chief Product Officer, Donna L. Dubinsky, our Chief Executive Officer, and Edward T. Colligan, our Chief Operating Officer. The loss of the services of any of these or any of our other senior level management, or other key employees could harm our business.

If we fail to attract, retain and motivate qualified employees, our ability to execute our business plan would be compromised.

      Our future success depends on our ability to attract, retain and motivate highly skilled employees. Competition for employees in our industry is intense. Although we provide compensation packages that include stock options, cash incentives and other employee benefits, we may be unable to retain our key employees or to attract, assimilate and retain other highly qualified employees in the future. Further, when our common stock price is less than the exercise price of stock options granted to employees, turnover may increase, which could harm our results of operations or financial condition. In order to help retain employees, we implemented a program pursuant to which we will grant new options to existing employees on an ongoing basis where the size of each grant will be determined based on performance and grade level. If we fail to retain, hire and integrate qualified employees and contractors, we will not be able to maintain and expand our business.

We depend on proprietary rights to develop and protect our technology.

      Our success and ability to compete substantially depends on our internally developed proprietary technologies, which we protect through a combination of trade secret, trademark, copyright and patent laws. While we have numerous patent applications pending, to date no U.S. or foreign patents have been granted to us.

      Patent applications or trademark registrations may not be approved. Even if they are approved, our patents or trademarks may be successfully challenged by others or invalidated. In addition, any patents that may be granted to us may not provide us a significant competitive advantage. If we fail to protect or enforce our intellectual property rights successfully, our competitive position could suffer.

      We may be required to spend significant resources to protect, monitor and police our intellectual property rights. We may not be able to detect infringement and may lose competitive position in the market before we do so. In addition, competitors may design around our technology or develop competing technologies.

We could be subject to claims of infringement of third-party intellectual property, which could result in significant expense and loss of intellectual property rights.

      Our industry is characterized by uncertain and conflicting intellectual property claims and frequent intellectual property litigation, especially regarding patent rights. From time to time, third parties have in the past and may in the future assert patent, copyright, trademark or other intellectual property rights to technologies that are important to our business. On March 14, 2001, NCR Corporation filed suit against Handspring and Palm, Inc. in the United States District Court for the District of Delaware. The complaint alleges infringement of two U.S. patents. We filed an answer on April 30, 2001, denying NCR’s allegations and asserting counterclaims. On June 19, 2001, DataQuill Limited filed suit against Handspring and Kyocera Wireless Corp. in the United States District Court for the Northern District of Illinois. The complaint alleges infringement of one U.S. patent. We filed an answer on August 1, 2001, denying DataQuill’s allegations and asserting counterclaims. We believe that the claims in both lawsuits are without merit and intend to defend vigorously against them.

      We may in the future receive other notices of claims that our products infringe or may infringe on intellectual property rights. Any litigation to determine the validity of such claims, including claims arising through our contractual indemnification of our business partners, regardless of their merit or resolution, would likely be costly and time consuming and divert the efforts and attention of our management and technical personnel. We cannot assure that we would prevail in such litigation given the complex technical issues and inherent uncertainties in intellectual property litigation. If such litigation resulted in an adverse ruling, we could be required to:

•	pay substantial damages and costs;

•	cease the manufacture, use or sale of infringing products;

•	discontinue the use of certain technology; or

•	obtain a license under the intellectual property rights of the third-party claiming infringement, which license may not be available on reasonable terms, or at all.

Our future results could be harmed by economic, political, regulatory and other risks associated with international sales and operations.

      We sell our products in Asia Pacific, Canada, Europe and the Middle East in addition to the United States. We expect to enter additional international markets over time. If our revenue from international operations increases as a percentage of our total revenue, we will be subject to increased exposure to international risks. In addition, the facilities where our products are and will be manufactured are located outside the United States. A substantial number of our material suppliers also are based outside of the United States and are subject to a wide variety of international risks. Accordingly, our future results could be harmed by a variety of factors, including:

•	changes in foreign currency exchange rates;

•	development risks and expenses associated with customizing our products for local languages;

•	difficulty in managing widespread sales and manufacturing operations;

•	potentially negative consequences from changes in tax laws;

•	trade protection measures and import or export licensing requirements;

•	less effective protection of intellectual property; and

•	changes in a specific country’s or region’s political or economic conditions, particularly in emerging markets.

We may pursue strategic acquisitions and we could fail to successfully integrate acquired businesses.

      In February 2001, we completed the acquisition of BlueLark Systems. We expect to evaluate future acquisition opportunities that could provide us with additional product or services offerings, technologies or industry expertise. Integration of acquired companies may result in problems relating to integrating technology and management teams. Management’s attention may also be diverted away from other business issues and opportunities while focusing on the acquisitions. If we fail to integrate the operations, personnel or products that we may acquire in the future, our business could be materially harmed.

We might need additional capital in the future and additional financing might not be available.

      We currently anticipate that our available cash resources and the proceeds from the offering will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least the next 12 months. However, our resources may prove to be insufficient for these working capital and capital expenditure requirements. We may need to raise additional funds through public or private debt or equity financing in order to:

•	take advantage of opportunities, including the purchase of technologies or acquisitions of complementary businesses;

•	develop new products or services; or

•	respond to competitive pressures.

      Depending on market conditions, any additional financing we need may not be available on terms acceptable to us, or at all. If adequate funds are not available or are not available on acceptable terms, we might not be able to take advantage of unanticipated opportunities, develop new products or services or otherwise respond to unanticipated competitive pressures and our business could be harmed.

The price of our common stock has been and is likely to continue to be volatile and subject to wide fluctuations.

      The market price of our common stock has been and is likely to continue to be subject to wide fluctuations, particularly given that securities of technology-related companies are typically volatile and only a small portion of our outstanding shares currently are publicly traded.

      Among the factors that could affect our stock price are:

•	quarterly variations in our operating results, including the level of sales during the holiday season;

•	the timing and success of the introduction of our Treo line of products;

•	changes in revenues or earnings estimates or publication of research reports by analysts;

•	speculation in the press or investment community;

•	reactions to events that affect other companies in our industry, particularly Palm, even if these events do not directly affect us;

•	actions by institutional stockholders;

•	negative developments in the market for technology related stock or the stock market in general; and

•	domestic and international economic factors unrelated to our performance.

      In the past, companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation. We recently have been named as a party in several purported securities class action lawsuits that claim that the prospectus for Handspring’s June 20, 2000 initial public offering failed to disclose certain alleged actions by the underwriters for the offering. We have sought indemnification from our underwriters pursuant to the Underwriting Agreement that we entered into with them in connection with our initial public offering.

Communications we made to an investor could subject us to claims for return to the investor of the purchase price it paid us for the shares.

      In November 2001, we provided a written communication to QUALCOMM Incorporated, which subsequently agreed to purchase 1,838,945 shares of common stock from us at a price of $5.4379 per share. It is possible that this communication might be deemed to be a prospectus that did not meet the requirements of the Securities Act and was therefore made in violation of the Securities Act. If this communication were determined to violate the Securities Act, then for a period of one year after the date QUALCOMM discovered this violation, QUALCOMM might bring a claim against us. In any action of this kind, it might seek recovery of the funds it paid for its shares or, if it had already sold its shares, damages resulting from its purchase and sales of those shares. We would contest any such claim vigorously.

We face economic exposure with respect to our lease obligations as a result of excess leased real estate.

      In February 2001, we entered into two operating lease agreements for our new corporate headquarters, consisting of approximately 340,000 square feet, to be constructed in Sunnyvale, California. Both leases have initial terms of twelve years with options to renew for an additional six years, subject to certain conditions. Rent obligations of $1.7 million per month are expected to commence during the second quarter of fiscal 2003, with annual increases determined in part by the Consumer Price Index. A portion of our leased space may exceed our projected needs for the next several years. As a result, and given the decline in the commercial real estate market, we could be faced with paying rent for space we are not using or with subleasing the excess space for less than the lease rate, which would result in a charge that reflects the loss for the sublease.

Provisions in our charter documents might deter a company from acquiring us.

      We have a classified board of directors. In addition, our stockholders are unable to call special meetings of stockholders, to act by written consent, or to remove any director or the entire board of directors without a super majority vote or to fill any vacancy on the board of directors. Our stockholders must also meet advance notice requirements for stockholder proposals. Our board of directors may also issue preferred stock without any vote or further action by the stockholders. These provisions and other provisions under Delaware law could make it more difficult for a third-party to acquire us, even if doing so would benefit our stockholders.

Our officers and directors exert substantial influence over us.

      Our executive officers, our directors and entities affiliated with them together beneficially own a substantial portion of our outstanding common stock. As a result, these stockholders are able to exercise substantial influence over all matters requiring approval by our stockholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership may also have the effect of delaying or preventing a change in our control that may be viewed as beneficial by other stockholders.

Future sales of shares by existing stockholders could affect our stock price.

      After the lockup agreements pertaining to the concurrent offering expire 30 days from the date of this prospectus supplement, the shares held by our directors and officers may be sold in the public market at any time and from time to time subject to volume limitations under Rule 144 of the Securities Act of 1933 and various vesting agreements. If any of these stockholders sell substantial amounts of our common stock in the public market, the market price of our common stock could decline. In addition, shares subject to outstanding options and shares reserved for future issuance under our stock option and purchase plans, will continue to become eligible for sale in the public market to the extent permitted by the provisions of various vesting agreements and the securities rules and regulations applicable to these shares.

USE OF PROCEEDS

      We estimate the net proceeds from the sale of shares of our common stock in the offerings will be approximately $46.7 million, after deducting underwriting discounts and commissions and our estimated offering expenses, all of which are payable by us. If the concurrent offering is not consummated, the net proceeds from the sale of shares of our common stock in this offering will be approximately $10.0 million.

      We intend to use the net proceeds of this offering for general corporate purposes. General corporate purposes may include capital expenditures and investments. We may also use a portion of the net proceeds to fund acquisitions of complementary businesses, products or technologies or to make strategic investments. We may invest the net proceeds temporarily until we use them for their stated purpose.

DIVIDEND POLICY

      We have never declared or paid any cash dividends on our common stock or other securities and we do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain our earnings, if any, for future growth. Future dividends on our common stock or other securities, if any, will be at the discretion of our board of directors and will depend on, among other things, our operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as our board of directors may deem relevant.

DILUTION

      The net tangible book value of our common stock as of September 29, 2001 was $118.5 million, or $0.90 per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the 131.8 million shares of common stock outstanding as of September 29, 2001. After giving effect to the sale of the common stock offered with this prospectus supplement at the price of $5.4379 per share, the net tangible book value at September 29, 2001 would have been $128.5 million, or $0.96 per share. This represents an increase in net tangible book value per share of $0.06 to existing stockholders and an immediate dilution of $4.48 per share to the purchaser in this offering. After giving effect to the sale of our common stock in this offering and the concurrent offering, the net tangible book value at September 29, 2001 would have been $165.2 million, or $1.17 per share. This represents an increase in net tangible book value per share of $0.27 to existing stockholders and an immediate dilution of $4.33 per share to purchasers in this offering.

      The above discussion assumes no exercise of any stock options outstanding as of September 29, 2001. As of September 29, 2001, there were options outstanding to purchase a total of 30,772,143 shares of our common stock with a weighted average exercise price of $10.63 per share. Upon exercise of these options, there will be further dilution to purchasers. In addition, if we sell additional shares under our shelf registration statement, including the underwriter’s over-allotment option in the concurrent offering, there will be further dilution to purchasers.

PLAN OF DISTRIBUTION

      All of the shares are being sold to QUALCOMM Incorporated for a purchase price of $5.4379 per share. In connection with this sale, QUALCOMM has represented to us that:

•	QUALCOMM is buying these shares for investment for its own account and has no present plans, agreements or arrangements for the resale or distribution thereof; and

•	QUALCOMM is not a broker, dealer or member of the NASD.

      Also in connection with this sale, QUALCOMM, has agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the underwriter in the concurrent offering for a period of 30 days after the date of this prospectus supplement.

LEGAL MATTERS

      Certain legal matters with respect to the securities will be passed upon for us by Fenwick & West LLP, Palo Alto, California.

EXPERTS

      The consolidated financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of Handspring, Inc. have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      Because we are subject to the informational requirements of the Exchange Act, we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of those materials at prescribed rates from the public reference section of the SEC at 450 Fifth Street, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

      We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered with this prospectus supplement. This prospectus supplement and the accompanying prospectus do not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our securities. Statements contained in this prospectus supplement and the accompanying prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the SEC.

      We will furnish without charge to each person to whom a copy of this prospectus supplement is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus supplement and the accompanying prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus supplement). You should direct any requests for copies to: Handspring, Inc., 189 Bernardo Avenue, Mountain View, California 94043, Attention: Investor Relations, Telephone: (650) 230-5000.

DOCUMENTS INCORPORATED BY REFERENCE

      The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus supplement the information contained in the following documents:

•	our annual report on Form 10-K for the fiscal year ended June 30, 2001 filed with the SEC on September 28, 2001;

•	our quarterly report on Form 10-Q for the fiscal quarter ended September 29, 2001 filed with the SEC on November 13, 2001;

•	our current report on Form 8-K filed with the SEC on December 19, 2001;

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on May 30, 2000 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

•	all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15 of the Exchange Act until all of the securities that we may offer with this prospectus supplement are sold.

      You may obtain copies of those documents from us, free of cost, by contacting us at the address or telephone number provided in “Where You Can Find More Information” on the preceding page.

      Information that we file later with the SEC and that is incorporated by reference into this prospectus supplement will automatically update information contained in this prospectus supplement or that was previously incorporated by reference into this prospectus supplement. You will be deemed to have notice of all information incorporated by reference in this prospectus supplement as if that information was included in this prospectus supplement.

PROSPECTUS

$75,000,000

Handspring, Inc.

Debt Securities

Preferred Stock
Common Stock
Warrants

        This prospectus includes a general description of the debt securities, shares of preferred stock, shares of common stock and warrants we may issue from time to time. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and each supplement carefully before you invest.

      Our common stock trades on the Nasdaq National Market under the symbol “HAND”.

      Investing in our securities involves risks, which we describe in our Quarterly Report on Form 10-Q for the quarter ended September 29, 2001 and in other documents that we subsequently file with the Securities and Exchange Commission, and which we will describe in supplements to this prospectus.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 19, 2001.

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under the shelf registration process, we may offer from time to time debt securities, shares of preferred stock, shares of common stock and warrants up to an aggregate amount of $75,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, in addition to this prospectus we will provide you with a prospectus supplement that will contain specific information about the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement as well as additional information described under “Where You Can Find More Information” on page 22.

      You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

      Unless the context otherwise requires, the terms “we,” “our,” “us,” “the company” and “Handspring” refer to Handspring, Inc., a Delaware corporation.

PROSPECTUS SUMMARY

      This section contains a general summary of the information contained in this prospectus. It may not include all of the information that is important to you. You should read the entire prospectus, any accompanying prospectus supplement and the documents incorporated by reference before making an investment decision.

Handspring, Inc.

      We are a leading provider of handheld computers. Our first major product, the Visor Deluxe, shipped in October 1999 and since that time we have shipped over two million units worldwide. Today we offer a full product family of Visor handheld computers for a broad range of markets and consumers.

      The Visor handheld computer is an electronic organizer that is enhanced by an open expansion slot, which we refer to as our Springboard platform, which provides a simple and easy method for adding hardware and software applications. Today, there are over 60 Springboard modules commercially available including: communication applications, such as a mobile telephone and a 802.11b wireless modem; productivity tools, such as expanded memory and powerful financial and graphing calculators; consumer applications, such as a MP3 player, a digital camera and a global positioning system receiver; and content, such as books and games.

      We believe that integrated wireless devices are the future of handheld computing and recognize that continued innovation in this area is critical to our future success. The challenge will be to combine software, hardware and communications functionality in compelling products that both meet the needs of wireless carriers and offer a superior experience to end user customers. To date, we have offered four types of wireless communication solutions. First, we brought to market VisorPhone, a compact Springboard module that combines GSM voice and data capabilities with the benefits of handheld computing. Second, through our acquisition of BlueLark Systems, we have made available to end users and licensed to other companies the Blazer Web browser that enables handheld computers to quickly access a wide range of Web sites, not just those designed for mobile content. Third, we have collaborated with third-party developers to introduce a broad array of wireless communication Springboard modules that offer email, Internet, instant messaging and voice capabilities. Fourth, in October 2001, we announced the Treo family of communicators that combine a mobile phone, wireless email, messaging, web browsing, and a Palm OS organizer. We plan to continue to invest in the development of the Treo family of communicators for both the consumer and enterprise markets.

      The address of our principal executive offices is 189 Bernardo Avenue, Mountain View, California 94043.

The Securities We May Offer

      With this prospectus, we may offer debt securities, preferred stock, common stock and warrants, or any combination of the foregoing. The aggregate offering price of securities that we offer with this prospectus will not exceed $75,000,000. Each time we offer securities with this prospectus, we will provide offerees with a prospectus supplement that will contain the specific terms of the securities being offered. The following is a summary of the securities we may offer with this prospectus.

Debt Securities

      We may offer general obligations, which may be secured or unsecured, senior or subordinated and convertible into shares of our common stock or preferred stock. In this prospectus, we refer to the senior debt securities and the subordinated debt securities together as the “debt securities”. The senior debt securities will have the same rank as all of our other indebtedness that is not subordinated. The subordinated debt securities will be entitled to payment only after payment on our senior debt. In addition, the subordinated debt securities will be effectively subordinated to creditors and preferred shareholders of our subsidiaries. Our board of directors will determine the terms of each series of debt securities being offered.

      We will issue the debt securities under an indenture or indentures between us and State Street Bank and Trust Company of California, N.A., as the trustee. In this document, we have summarized general features of the debt securities from the indentures. We encourage you to read the indentures, which are exhibit to the registration statement of which this prospectus is a part.

Preferred Stock

      We may issue shares of our preferred stock, par value $0.001 per share, in one or more series. Our board of directors will determine the dividend, voting, conversion and other rights of the series of shares of preferred stock being offered.

Common Stock

      We may issue shares of our common stock, par value $0.001 per share. In this prospectus, we provide a general description of, among other things, our dividend policy and the transfer and voting restrictions that apply to holders of our common stock.

Warrants

      We may issue warrants for the purchase of debt securities, shares of preferred stock or shares of common stock. Our board of directors will determine the terms of the warrants.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus includes or incorporates by reference “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “anticipate,” “believe,” “estimate,” “will,” “may,” “intend” and “expect” and similar expressions generally identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in the forward-looking statements are reasonable, we cannot be sure that they will be achieved. Forward-looking statements include those relating to our ability to sustain our track record of continuous product innovation; whether Springboard will continue to attract interest in the developer community; the features and capabilities of our Treo product, which is not yet commercially available; and the potential of our Treo product and future Handspring communicator products. Actual results may differ materially due to a number of factors including, among others: future economic and market conditions; our ability to find investors and to obtain financing on prices and terms acceptable to us; market acceptance of our new Treo product and future communicator products; whether developers will design and market new Springboard modules given their need for a very large base of Visor users and the distribution channels to reach them; the timing of the build-out of advanced wireless networks and the degree to which wireless carriers will facilitate the successful introduction of our wireless products; and the rapid pace of technological change and competitive developments in the handheld computer and wireless communications industries. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in the section entitled “Factors Affecting Future Results” that appears in our Quarterly Report on Form 10-Q for the quarter ended September 29, 2001 and other documents that we subsequently incorporate by reference into this prospectus, and in the section entitled “Risk Factors” in supplements to this prospectus. These factors are not intended to represent a complete list of the general or specific factors that may affect us. It should be recognized that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

RISK FACTORS

      Prior to making an investment decision with respect to the securities that we may offer, prospective investors should carefully consider the specific factors set forth under the caption “Risk Factors” in the applicable prospectus supplement, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and the applicable prospectus supplement, in light of their particular investment objectives and financial circumstances.

USE OF PROCEEDS

      We will use the net proceeds from the sale of securities that we may offer with this prospectus and any accompanying prospectus supplement for general corporate purposes. General corporate purposes may include capital expenditures, possible acquisitions, investments, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. We may invest the net proceeds temporarily or use them to repay short-term debt until we use them for their stated purpose.

DIVIDEND POLICY

      We have never declared or paid any cash dividends on our common stock or other securities and we do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain our earnings, if any, for future growth. Future dividends on our common stock or other securities, if any, will be at the discretion of our board of directors and will depend on, among other things, our operations, capital requirements and surplus, general financial condition, contractual restrictions and such other factors as our board of directors may deem relevant.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

      The following table presents our historical ratios of earnings to fixed charges and preferred dividends for the periods indicated (in thousands):

	Period from
	July 29, 1998
	(Date of Inception) to	Year Ended	Year Ended	Three Months Ended
	June 30,	July 1,	June 30,	September 29,
	1999	2000	2001	2001

Ratio	—	—	—	—
Deficiency	$(8,389)	$(60,091)	$(122,963)	$(31,958)

      For the purpose of this computation, earnings are defined as income (loss) before income taxes plus fixed charges and preferred dividends. Fixed charges consist of the portion of rental expense that is representative of the interest factor, deemed to be one-third of rent expense. The deficiency represents the shortfall in earnings required to cover combined fixed charges and preferred dividends.

PLAN OF DISTRIBUTION

      We may sell our debt securities, shares of preferred stock, shares of common stock and warrants through underwriters, agents, dealers, or directly to one or more purchasers. We may distribute these securities from time to time in one or more transactions at a fixed price or prices, at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. Any such price may be changed from time to time.

      The prospectus supplement for the securities we sell will describe that offering, including:

•	the identity of any underwriters, dealers or agents who purchase securities, as required;

•	the amount of securities sold, the public offering price and consideration paid, and the proceeds we will receive from that sale;

•	the place and time of delivery for the securities being sold;

•	whether or not the securities will trade on any securities exchanges or the Nasdaq Stock Market.

•	the amount of any compensation, discounts or commissions to be received by underwriters, dealers or agents, any other items constituting underwriters’ compensation, and any discounts or concessions allowed or reallowed or paid to dealers;

•	the terms of any indemnification provisions, including indemnification from liabilities under the federal securities laws; and

•	any other material terms of the distribution of securities.

Use of Underwriters, Agents and Dealers

      We may offer the securities to the public through one or more underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate. If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the securities that we will offer and will name the underwriters and describe the terms of the transaction in the prospectus supplement. The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them, or their donees, pledgees, or transferees, from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Subject to conditions specified in the underwriting agreement, underwriters will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement.

      We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

      Underwriters may sell these securities to or through dealers. Alternatively, we may sell the securities in this offering directly to one or more dealers, who would act as a principal or principals. Dealers may then resell such securities to the public at varying prices to be determined by the dealers at the time of the resale.

      We may also sell any of the securities offered with this prospectus through other agents designated by us from time to time. We will identify any agent involved in the offer or sale of these securities who may be deemed to be an underwriter under the federal securities laws, and describe any commissions or discounts payable by us to these agents, in the prospectus supplement. Any such agents will be obligated to purchase all of these securities if any are purchased or will act on a best efforts basis to solicit purchases for the period of their appointment, unless we state otherwise in the prospectus supplement.

      In connection with the sale of the securities offered with this prospectus, underwriters, dealers or agents may receive compensation from us or from purchasers of the securities for whom they may act as agents, in the form of discounts, concessions or commissions. These discounts, concessions or commissions may be changed from time to time. Underwriters, dealers and/or agents may engage in transactions with us, or perform services for us, in the ordinary course of business, and may receive compensation in connection with those arrangements. In the event any underwriter, dealer or agent who is a member of the National Association of Securities Dealers participates in a public offering of these securities: (a) the actual price and selling terms will be disclosed in post-effective amendments or prospectus supplements; (b) the maximum compensation to be received by any such NASD member in a distribution will be disclosed and submitted for approval with the Corporate Financing Department of the NASD; and (c) prior to the commencement of such a distribution, underwriting documents proposed for use will be submitted to the Corporate Financing Department of the NASD for review. Underwriting discounts and commissions on securities sold in any distribution will not exceed 8% of the offering proceeds.

      The underwriters, dealers, agents or purchasers that participate in the distribution of the securities may be deemed to be underwriters under the Securities Act. Broker-dealers or other persons acting on behalf of parties that participate in the distribution of the securities may also be deemed to be underwriters. Any discounts or commissions received by them and any profit on the resale of the securities received by them may be deemed to be underwriting discounts and commissions under the Securities Act.

      Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids. Such purchasers will be subject to the applicable provisions of the Securities Act and Exchange Act and the rules and regulations thereunder, including Rule 10b-5 and Regulation M. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of the foregoing may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

Indemnification and Contribution

      We may provide underwriters, agents, dealers or purchasers with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the underwriters, agents, dealers or purchasers may make with respect to such liabilities.

DESCRIPTION OF SECURITIES TO BE REGISTERED

      With this prospectus, we may offer debt securities, preferred stock, common stock and warrants, or any combination of the foregoing. The aggregate offering price of securities that we offer with this prospectus will not exceed $75,000,000.

      The following description of the terms of these securities sets forth some of the general terms and provisions of securities that we may offer. The particular terms of securities offered by any prospectus supplement and the extent, if any, to which the general terms set forth below do not apply to those securities, will be described in the related prospectus supplement.

Debt Securities

      The following description of the terms of the debt securities summarizes some general terms that will apply to the debt securities. The description is not complete, and we refer you to the indentures, which we filed with the SEC as exhibits to the registration statement of which this prospectus is a part.

General

      The debt securities will be either our senior debt securities or our subordinated debt securities. We will issue our debt securities under one or more separate indentures between us and State Street Bank and Trust Company of California, N.A., as trustee. Senior debt securities will be issued under a senior indenture and subordinated securities will be issued under a subordinated indenture. A copy of the form of each type of indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The indentures may be supplemented by one or more supplemental indentures. We refer to the senior indenture and the subordinated indenture, together with any supplemental indentures, as the “indentures” throughout the remainder of this prospectus.

      The indentures do not limit the amount of debt securities that we may issue. The indentures provide that debt securities may be issued up to the principal amount that we authorize from time to time. The senior debt securities will be secured or unsecured and will have the same rank as all of our other indebtedness that is not subordinated. The subordinated debt securities will be secured or unsecured and will be subordinated and junior to all senior indebtedness. The terms of the indentures do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us, but those provisions may be included in the documents that include the specific terms of the debt securities.

      We may issue the debt securities in one or more separate series of senior debt securities and subordinated debt securities. The prospectus supplement relating to the particular series of debt securities being offered will specify the particular amounts, prices and terms of those debt securities. These terms may include:

•	the title of the debt securities;

•	any limit upon the aggregate principal amount of the debt securities;

•	if other than United States dollars, the currency or currencies, including the euro and other composite currencies, in which payments on the debt securities will be payable and whether the holder may elect payment to be made in a different currency;

•	the date or dates when payments on the principal must be made or the method of determining that date or dates;

•	interest rates, and the dates from which interest, if any, will accrue, and the dates when interest is payable and the maturity;

•	the right, if any, to extend the interest payment periods and the duration of the extensions;

•	the places where payments may be made and the manner of payments;

•	any mandatory or optional redemption provisions;

•	any subordination provisions;

•	the denominations in which debt securities will be issued;

•	the terms applicable to any debt securities issued at a discount from their stated principal amount;

•	the currency or currencies of payment of principal or interest; and the period, if any, during which a holder may elect to pay in a currency other than the currency in which the debt securities are denominated;

•	if the amount of payments of principal or interest is to be determined by reference to an index or formula, or based on a coin or currency other than that in which the debt securities are stated to be payable, the manner in which these amounts are determined and the calculation agent, if any;

•	whether the debt securities will be secured or unsecured;

•	whether the debt securities will be issued in fully registered form without coupons or in bearer form, with or without coupons, or any combination of these, and whether they will be issued in the form of one or more global securities in temporary or definitive form;

•	whether and on what terms we will pay additional amounts to holders of the debt securities that are not United States persons in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms we will have the option to redeem the debt securities rather than pay the additional amounts;

•	the certificates or forms required for the issuance of debt securities in definitive form;

•	the trustees, depositaries, authenticating or paying agents, transfer agents or registrars of the debt securities;

•	any deletions of, or changes or additions to, the events of default or covenants;

•	conversion or exchange provisions, if any, including conversion or exchange prices or rates and adjustments to those prices and rates; and

•	any other specific terms of the debt securities.

      If any debt securities are sold for any foreign currency or currency unit or if any payments on the debt securities are payable in any foreign currency or currency unit, the prospectus supplement will contain any restrictions, elections, tax consequences, specific terms and other information with respect to the debt securities and the foreign currency or currency unit.

      Some of the debt securities may be issued as original issue discount debt securities. Original issue discount securities may bear no interest or bear interest at below-market rates and will be sold at a discount below their stated principal amount and may bear no or below market interest. The applicable prospectus supplement will also contain any special tax, accounting or other information relating to original issue discount securities other kinds of debt securities that may be offered, including debt securities linked to an index or payable in currencies other than United States dollars.

Senior Debt Securities

      Payment of the principal of, premium, if any, and interest on senior debt securities will rank on a parity with all of our other indebtedness that is not subordinated.

Subordinated Debt Securities

      Payment of the principal of, premium, if any, and interest on subordinated debt securities will be junior in right of payment to the prior payment in full of all of our unsubordinated debt, including senior debt securities. We will state in the applicable prospectus supplement relating to any subordinated debt securities the subordination terms of the securities as well as the aggregate amount of outstanding debt, as of the most recent practicable date, that by its terms would be senior to the subordinated debt securities. We will also state in such prospectus supplement limitations, if any, on issuance of additional senior debt. In addition, the subordinated debt securities will be effectively subordinated to creditors and preferred shareholders of our subsidiaries.

Registrar and Paying Agent

      The debt securities may be presented for registration of transfer or for exchange at the corporate trust office of the security registrar or at any other office or agency that we maintain for those purposes. In addition, the debt securities may be presented for payment of principal, interest and any premium at the office of the paying agent or at any office or agency that we maintain for those purposes.

      State Street Bank and Trust Company of California, N.A., is our designated security registrar and paying agent for the debt securities.

Global Securities

      We may issue the debt securities of a series in whole or in part in the form of one or more global certificates that will be deposited with a depositary we will identify in a prospectus supplement. We may issue global debt securities in either registered or unregistered form and in either temporary or definitive form. We will describe the specific terms of the depositary arrangement with respect to any series of debt securities in the prospectus supplement.

Conversion or Exchange Rights

      Debt securities may be convertible into or exchangeable for shares of our equity securities or equity securities of our subsidiaries or affiliates. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	the conversion or exchange price;

•	the conversion or exchange period;

•	provisions regarding the convertibility or exchangeability of the debt securities, including who may convert or exchange;

•	events requiring adjustment to the conversion or exchange price;

•	provisions affecting conversion or exchange in the event of our redemption of the debt securities; and

•	any anti-dilution provisions, if applicable.

Registered Global Securities

      Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for that registered global security to its nominee;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

      The prospectus supplement relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security.

      We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

•	ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for that registered global security, these persons being referred to as “participants”, or persons that may hold interests through participants;

•	upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

•	ownership of beneficial interest in that registered global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the depositary for that registered global security for interests of participants and on the records of participants for interests of persons holding through participants.

      The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer or pledge beneficial interests in registered global securities.

      So long as the depositary for a registered global security, or its nominee, is the registered owner of that registered global security, the depositary or that nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in definitive form; and

•	will not be considered the owners or holders of the debt securities under the indenture.

      Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

      We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

      We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owners of the registered global security. None of us, the trustee or any other of our agents or agents of the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

      We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name”. We also expect that any of these payments will be the responsibility of the participants.

      If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, will instruct the trustee.

      We may also issue bearer debt securities of a series in the form of one or more global securities, referred to as “bearer global securities”. We will deposit these securities with a common depositary, or with a nominee for the depositary identified in the prospectus supplement relating to the series. The prospectus supplement relating to a series of debt securities represented by a bearer global security will describe the applicable terms and procedures. These will include the specific terms of the depositary arrangement and any specific procedures for the issuance of debt securities in definitive form in exchange for a bearer global security, in proportion to the series represented by a bearer global security.

Merger, Consolidation or Sale of Assets

      Under the terms of the indentures, we may consolidate or merge with another company, or sell, lease or convey all or substantially all our assets to another company, if

•	Handspring is the continuing entity; or

•	Handspring is not the continuing entity, and

—	the successor entity is organized under the laws of the United States of America and expressly assumes all payments on all of the debt securities and the performance and observance of all the covenants and conditions of the applicable indenture; and

—	the merger, sale of assets or other transaction must not cause a default on the debt securities and we must not already be in default.

Events of Default

      Unless otherwise provided for in the prospectus supplement, the term “event of default”, when used in the indentures means any of the following:

•	failure to pay interest for 30 days after the date payment is due and payable; however, if we extend an interest payment period under the terms of the debt securities, the extension will not be a failure to pay interest;

•	failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	failure to make sinking fund payments, if any, when due;

•	failure to perform other covenants for 60 days after notice that performance was required;

•	certain events in bankruptcy, insolvency or reorganization of our company; or

•	any other event of default provided in the applicable resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

      An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. If an event of default relating to the payment of interest, principal or any sinking fund installment involving any series of debt securities has occurred and is continuing, the trustee or the holders of not less than 25% in aggregate principal amount of the debt securities of each affected series may declare the entire principal of all the debt securities of that series to be due and payable immediately.

      If an event of default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice of that event of default, or if any other event of default occurs and is continuing involving all of the series of senior debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of senior debt securities may declare the entire principal amount of all of the series of senior debt securities due and payable immediately.

      Similarly, if an event of default relating to the performance of other covenants occurs and is continuing for a period of 60 days after notice, or if any other event of default occurs and is continuing involving all of the series of subordinated debt securities, then the trustee or the holders of not less than 25% in aggregate principal amount of all of the series of subordinated debt securities may declare the entire principal amount of all of the series of subordinated debt securities due and payable immediately.

      If, however, the event of default relating to the performance of other covenants or any other event of default that has occurred and is continuing is for less than all of the series of senior debt securities or subordinated debt securities, then, the trustee or the holders of not less than 25% in aggregate principal amount of each affected series of the senior debt securities or the subordinated debt securities, as the case may be, may declare the entire principal amount of all debt securities of that affected series due and payable immediately. The holders of not less than a majority, or any applicable supermajority, in aggregate principal amount of the debt securities of a series may, after satisfying conditions, rescind and annul any of the above-described declarations and consequences involving the series.

      If an event of default relating to events in bankruptcy, insolvency or reorganization occurs and is continuing, then the principal amount of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

      Each indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under each indenture unless:

•	the holder has previously given to the trustee written notice of default and continuance of that default;

•	the holders of at least 25% in principal amount of the outstanding debt securities of the affected series have requested that the trustee institute the action;

•	the requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

•	the trustee has not instituted the action within 60 days of the request; and

•	the trustee has not received inconsistent direction by the holders of a majority in principal amount of the outstanding debt securities of the series.

      We will be required to file annually with the trustee a certificate, signed by an officer of our company, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of an indenture.

Discharge, Defeasance and Covenant Defeasance

      We can discharge or defease our obligations under the indentures as stated below or as provided in the prospectus supplement.

      Unless otherwise provided in the applicable prospectus supplement, we may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay when due, whether at maturity, upon redemption or otherwise, the principal of, premium, if any, and interest on the debt securities and any mandatory sinking fund payments.

      Unless otherwise provided in the applicable prospectus supplement, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as “defeasance”. We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indentures, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as “covenant defeasance”. We may effect defeasance and covenant defeasance only if, among other things:

•	we irrevocably deposit with the trustee cash or United States government obligations, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal, premium, if any, and interest on all outstanding debt securities of the series;

•	we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that (a) in the case of covenant defeasance, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance, and will be subject to tax in the same manner and at the same times as if no covenant defeasance had occurred and (b) in the case of defeasance, either we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in applicable United States federal income tax law, and based on that ruling or change, the holders of the series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance and will be subject to tax in the same manner as if no defeasance had occurred; and

•	in the case of subordinated debt securities, no event or condition will exist that, based on the subordination provisions applicable to the series, would prevent us from making payments of principal of, premium, if any, and interest on any of the applicable subordinated debt securities at the date of the irrevocable deposit referred to above or at any time during the period ending on the 91st day after the deposit date.

      Although we may discharge or decrease our obligations under the indentures as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Modification of the Indenture

      Except as provided in the prospectus supplement, each indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	secure any debt securities;

•	evidence the assumption by a successor corporation of our obligations and the conversion of any debt securities into the capital stock of that successor corporation, if the terms of those debt securities so provide;

•	add covenants for the protection of the holders of debt securities;

•	cure any ambiguity or correct any inconsistency in the indenture;

•	establish the forms or terms of debt securities of any series; and

•	evidence and provide for the acceptance of appointment by a successor trustee.

      Each indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of all series of senior debt securities or of subordinated debt securities then outstanding and affected, voting as one class, add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected:

•	extend the stated maturity of any debt security;

•	reduce the principal amount or premium, if any;

•	reduce the rate or extend the time of payment of interest;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, unless otherwise provided for a series, premium, if any, or interest is payable;

•	reduce the amount of the principal of any debt security issued with an original issue discount that is payable upon acceleration or provable in bankruptcy;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of holders of debt securities of any series whose consent is required for any modification of the indenture for any such series.

Concerning the Trustee

      Each indenture provides that there may be more than one trustee under the indenture, each for one or more series of debt securities. If there are different trustees for different series of debt securities, each trustee will be a trustee of a trust under the indentures separate and apart from the trust administered by any other trustee under the indenture. Except as otherwise indicated in this prospectus or any prospectus supplement, any action permitted to be taken by a trustee may be taken by that trustee only on the one or more series of debt securities for which it is the trustee under the indenture. Any trustee under the indentures may resign or be removed from one or more series of debt securities. All payments of principal of, premium, if any, and interest on, and all registration, transfer, exchange, authentication and delivery of, the debt securities of a series may be effected by the trustee for that series at an office or agency designated by the trustee of that series in New York, New York.

      If the trustee becomes a creditor of our company, each indenture places limitations on the right of the trustee to obtain payment of claims or to realize on property received in respect of any such claim as security or otherwise. The trustee may engage in other transactions. If it acquires any conflicting interest relating to any duties concerning the debt securities, however, it must eliminate the conflict or resign as trustee.

      The holders of a majority in aggregate principal amount of any series of debt securities then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee concerning the applicable series of debt securities, so long as the direction:

•	would not conflict with any rule of law or with the applicable indenture;

•	would not be unduly prejudicial to the rights of another holder of the debt securities; and

•	would not involve any trustee in personal liability.

      Each indenture provides that if an event of default occurs, is not cured and is known to any trustee, the trustee must use the same degree of care as a prudent person would use in the conduct of his or her own affairs in the exercise of the trust’s power. The trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of the debt securities, unless they have offered to the trustee security and indemnity satisfactory to the trustee.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

      Each indenture provides that no incorporator and no past, present or future stockholder, officer or director of our company or any successor corporation in those capacities will have any individual liability for any of our obligations, covenants or agreements under the debt securities or such indenture.

Governing Law

      The indentures and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

Preferred Stock

      Under our certificate of incorporation we have authorized 10,000,000 shares of preferred stock, par value $0.001 per share. At December 1, 2001, we had no shares of preferred stock issued and outstanding. Our board of directors has the authority to issue preferred stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series or the designation of such class or series, without any further action by the stockholders.

      Each time that we issue a new series of preferred stock, we will file with the SEC a definitive certificate of designations. In addition, the prospectus supplement relating to that new series of preferred stock will specify the particular amount, price and other terms of that new series. These terms will include:

•	the designation of the title of the series;

•	dividend rates;

•	redemption provisions, if any;

•	special or relative rights in the event of liquidation, dissolution, distribution or winding up of Handspring;

•	sinking fund provisions, if any;

•	whether the preferred stock will be convertible into our common stock or any other of our securities or exchangeable for securities of any other person;

•	voting rights; and

•	any other preferences, privileges, powers, rights, qualifications, limitations and restrictions, not inconsistent with our by-laws.

      The shares of any series of preferred stock will be, when issued, fully paid and non-assessable. The holders of the preferred stock will not have preemptive rights.

Ranking

      Each new series of preferred stock will rank with respect to each other series of our preferred stock as specified in the prospectus supplement relating to that new series of preferred stock.

Dividends

      Holders of each new series of preferred stock will be entitled to receive cash dividends or dividends in kind, if declared by our board of directors out of funds legally available for dividends. For each series of preferred stock, we will specify in the prospectus supplement:

•	the dividend rates;

•	whether the rates will be fixed or variable or both;

•	the dates of distribution of the cash dividends; and

•	whether the dividends on any series of preferred stock will be cumulative or non-cumulative.

Conversion and Exchange

      The prospectus supplement for any new series of preferred stock will state the terms and other provisions, if any, on which shares of the new series of preferred stock are convertible into shares of our common stock or exchangeable for securities of a third party.

Redemption

      We will specify in the prospectus supplement relating to each new series of preferred stock:

•	whether that new series will be redeemable at any time, in whole or in part, at our option or at the option of the holder of the shares of preferred stock;

•	whether that new series will be subject to mandatory redemption under a sinking fund or on other terms; and

•	the redemption prices.

Liquidation Preference

      Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive:

•	distributions upon liquidation in the amount provided in the prospectus supplement relating to that series of preferred stock; plus

•	any accrued and unpaid dividends.

      These payments will be made to holders of preferred stock out of our assets available for distribution to stockholders before any distribution is made on any securities ranking junior to the preferred stock regarding liquidation rights.

      After payment of the full amount of the liquidation preference to which they are entitled, the holders of each series of preferred stock may or may not be entitled to any further participation in any distribution of our assets, as provided in the prospectus supplement relating to that series of preferred stock.

Voting Rights

      The holders of shares of any series of preferred stock will have no voting rights except as indicated in the certificate of designations or prospectus supplement relating to that series or as required by law.

Transfer Agent and Registrar

      We will specify each of the transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each new series of preferred stock in the prospectus supplement relating to that series.

Common Stock

      The following summary is a description of the material terms of our common stock, does not purport to be complete and is subject in all respects to the applicable provisions of Delaware law and of our constituent documents and of the constituent documents of our subsidiaries. Our restated certificate of incorporation and bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

General

      Our restated certificate of incorporation provides that we have authority to issue 1,000,000,000 shares of common stock, par value $0.001 per share. As of December 1, 2001, there were 132,555,767 shares of common stock outstanding. Common stockholders are entitled to one vote for each share held on all matters submitted to a vote of stockholders. They do not have cumulative voting rights. Common stockholders do not have preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are fully paid and nonassessable. The rights, preferences and privileges of common stockholders are subject to the rights of the shareholders of any series of preferred stock, which we may designate and issue in the future. We will describe the specific terms of any common stock we may offer in a prospectus supplement.

Charter Provisions

      The board of directors currently consists of seven members. Our restated certificate of incorporation and bylaws provide for a staggered board of directors divided into three classes with the term of office of the first class, Class I, to expire at the 2004 annual meeting of stockholders; the term of office of the second class, Class II, to expire at the 2002 annual meeting of stockholders; the term of office of the third class, Class III, to expire at the 2003 annual meeting of stockholders; and after for each term to expire at each third succeeding annual meeting of stockholders after the corresponding election.

      Our restated certificate of incorporation includes provisions eliminating the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by law. Our bylaws include provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law, including under circumstances in which indemnification is otherwise discretionary, and permitting the board of directors to grant indemnification to employees and agents to the fullest extent permitted by Delaware law.

      Our bylaws require that nominations for the board of directors made by the stockholders and proposals by stockholders seeking to have any business conducted at a stockholders’ meeting comply with particular notice procedures. A notice by a stockholder of a planned nomination or of proposed business must generally be given not later than 75 days nor earlier than 105 days prior to the date of the meeting. A stockholder’s notice of nomination must include particular information about the stockholder, the nominee and any beneficial owner on whose behalf the nomination is made, and a notice from a stockholder proposing business to be brought before the meeting must describe such business and include information about the stockholder making the proposal, any beneficial owner on whose behalf the proposal is made, and any other stockholder known to be supporting that proposal.

      Our restated certificate of incorporation and bylaws provide that any action required or permitted to be taken by the stockholders shall be taken only at a duly called annual or special meeting of the stockholders. Special meetings may be called by the chairperson of the board or the chief executive officer, or if there is no chief executive officer, by the president, a majority of the members of the board or the holders of at least a majority of the outstanding voting stock then entitled to vote at an election of directors. In addition, our restated certificate of incorporation and bylaws provide that the board of directors may, from time to time, fix the number of directors constituting the board of directors, and only the directors are permitted to fill vacancies on the board of directors.

      Under Delaware law, the affirmative vote of a majority of the shares entitled to vote on any mater is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our restated certificate of incorporation and bylaws require the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock then entitled to vote at an election of directors, voting together as a single class, to alter, change, amend, repeal or adopt any provision inconsistent with Article VI of our restated certificate of incorporation or to alter amend or repeal any provision of our bylaws or to adopt new bylaws. In addition, our restated certificate of incorporation and bylaws provide that the board of directors shall have the power to amend or repeal our bylaws.

      The provisions of the restated certificate of incorporation and bylaws discussed above could make more difficult or discourage a proxy contest or the acquisition of control of a substantial block of our stock or the removal of any incumbent member of the board of directors. Such provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of Handspring, even though such an attempt might be beneficial to Handspring and our stockholders.

Change of Control

      We are subject to Section 203 of the Delaware General Corporation Law, which, under certain circumstances, may make it more difficult for a person who would be an “Interested Stockholder,” as defined in Section 203, to effect various business combinations with us for a three-year period. Under Delaware law, a corporation’s certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. Our certificate of incorporation and bylaws do not exclude us from the restrictions imposed under Section 203.

Transfer Agent

      The transfer agent, registrar, dividend disbursing agent and redemption agent for the shares of our common stock is EquiServe.

Warrants

      We may issue warrants, including debt warrants, which are warrants to purchase debt securities, and equity warrants, which are warrants to purchase common stock or preferred stock.

      Each series of warrants will be issued either directly or under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will act solely as our agent in connection with a series of warrants and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. The following describes the general terms and provisions of the warrants offered by this prospectus. The applicable prospectus supplement will describe any other terms of the warrant and the applicable warrant agreement.

Debt Warrants

      The applicable prospectus supplement will describe the terms of any debt warrants, including the following:

•	the title and aggregate number of the debt warrants;

•	any offering price of the debt warrants;

•	the number of debt warrants and debt securities that will be separately transferable;

•	any date on and after which the debt warrants and debt securities will be separately transferable;

•	the title, total principal amount, ranking and terms, including subordination and conversion provisions, of the underlying debt securities that may be purchased upon exercise of the debt warrants;

•	the time or period when the debt warrants are exercisable, the minimum or maximum amount of debt warrants that may be exercised at any one time and the final date on which the debt warrants may be exercised;

•	the principal amount of underlying debt securities that may be purchased upon exercise of each debt warrant and the price, or the manner of determining the price, at which the principal amount may be purchased upon exercise;

•	the terms of any right to redeem or call the debt warrants;

•	any book-entry procedure information;

•	any currency or currency units in which the offering price and the exercise price are payable; and

•	any other terms of the debt warrants not inconsistent with the provisions of the debt warrant agreement.

Equity Warrants

      The applicable prospectus supplement will describe the terms of any equity warrants, including the following:

•	the title and aggregate number of the equity warrants;

•	any offering price of the equity warrants;

•	the designation and terms of any shares of preferred stock that are purchasable upon exercise of the equity warrants;

•	if applicable, the designation and terms of the securities with which the equity warrants are issued and the number of the equity warrants issued with each security;

•	if applicable, the date from and after which the equity warrants and any securities issued with those warrants will be separately transferable;

•	the number of shares of common stock or preferred stock purchasable upon exercise of an equity warrant and the price;

•	the time or period when the equity warrants are exercisable and the final date on which the equity warrants may be exercised and terms regarding any of our rights to accelerate this final date;

•	if applicable, the minimum or maximum amount of the equity warrants exercisable at any one time;

•	any currency or currency units in which the offering price and the exercise price are payable;

•	any applicable anti-dilution provisions of the equity warrants;

•	any applicable redemption or call provisions; and

•	any additional terms of the equity warrants not inconsistent with the provisions of the equity warrant agreement.

LEGAL MATTERS

      Certain legal matters with respect to the securities will be passed upon for us by Fenwick & West LLP, Palo Alto, California.

EXPERTS

      The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K of Handspring, Inc. have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

      Because we are subject to the informational requirements of the Exchange Act, we file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of those materials at prescribed rates from the public reference section of the SEC at 450 Fifth Street, Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

      We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered with this prospectus. This prospectus does not contain all of the information in the registration statement, parts of which we have omitted, as allowed under the rules and regulations of the SEC. You should refer to the registration statement for further information with respect to us and our securities. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement. Copies of the registration statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and you may obtain copies from this office upon payment of the fees prescribed by the SEC.

      We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated by reference into this prospectus (except exhibits, unless they are specifically incorporated by reference into this prospectus). You should direct any requests for copies to: Handspring, Inc., 189 Bernardo Avenue, Mountain View, California 94043, Attention: Investor Relations, Telephone: (650) 230-5000.

DOCUMENTS INCORPORATED BY REFERENCE

      The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference in this prospectus the information contained in the following documents:

•	our annual report on Form 10-K for the fiscal year ended June 30, 2001 filed with the SEC on September 28, 2001;

•	our quarterly report on Form 10-Q for the fiscal quarter ended September 29, 2001 filed with the SEC on November 13, 2001;

•	the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on May 30, 2000 under Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

•	all documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15 of the Exchange Act until all of the securities that we may offer with this prospectus are sold.

      You may obtain copies of those documents from us, free of cost, by contacting us at the address or telephone number provided in “Where You Can Find More Information” immediately above.

      Information that we file later with the SEC and that is incorporated by reference in this prospectus will automatically update information contained in this prospectus or that was previously incorporated by reference into this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information was included in this prospectus.